As filed with the Securities and Exchange Commission on July 7, 2020.

Registration No. 333-239689

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vir Biotechnology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2836	81-2730369
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 499 Illinois Street, Suite 500 San Francisco, California 94158 (415) 906-4324	(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

George Scangos, Ph.D.

President and Chief Executive Officer

Vir Biotechnology, Inc.

499 Illinois Street, Suite 500

San Francisco, California 94158

(415) 906-4324

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura A. Berezin Charles S. Kim Kristin VanderPas Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Brian J. Cuneo B. Shayne Kennedy Drew Capurro Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-239689)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-239689), declared effective on July 7, 2020 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Cooley LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1, as amended (File No. 333-239689), filed with the Commission on July 6, 2020 and incorporated herein by reference).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on July 7, 2020.

VIR BIOTECHNOLOGY, INC.

By:	/s/ George Scangos
George Scangos, Ph.D.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Scangos George Scangos, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 7, 2020

/s/ Howard Horn Howard Horn	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 7, 2020

* Vicki Sato, Ph.D.	Chairman of the Board of Directors	July 7, 2020

* Kristina Burow	Director	July 7, 2020

* Robert More	Director	July 7, 2020

* Robert Nelsen	Director	July 7, 2020

* Dipchand Nishar	Director	July 7, 2020

* Robert Perez	Director	July 7, 2020

* Saira Ramasastry	Director	July 7, 2020

* Phillip Sharp, Ph.D.	Director	July 7, 2020

*By:	/s/ Howard Horn
Howard Horn, Attorney-in-fact

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